                                                                     EXHIBIT 5.1



                      [Letterhead of Robert N. Cowen, Esq.]






                                          June 15, 2001


Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

            I am Senior Vice President, Chief Operating Officer and General Counsel of Overseas Shipholding Group, Inc., a Delaware corporation (the "Company"), and I am rendering this opinion in connection with the Registration Statement on Form S-3 (Registration No. 333-62702) (the "Registration Statement") under the Securities Act of 1933 (the "Act") filed by the Company with the Securities and Exchange Commission.

            The Registration Statement relates to the offering by certain selling stockholders of up to 5,750,000 shares (the "Shares") of common stock, par value $1.00 per share, of the Company.

            I have examined such records and documents and made such examination of law as I have deemed relevant in connection with this opinion. Based upon such examination, it is my opinion that the Shares are legally issued, fully paid and non-assessable.

            I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption "Legal Matters" in the Registration Statement. In so doing, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                          Very truly yours,


                                          /s/ Robert N. Cowen, Esq.